[Viasoft letterhead]

                                December 17, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Viasoft, Inc. 1997 Equity Incentive Plan

Ladies and Gentlemen:

         I have acted as counsel to Viasoft, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of 850,000 shares of its Common Stock, par value $.001 per share (the "Shares"), issuable pursuant to the Viasoft, Inc. 1997 Equity Incentive Plan (the "1997 Plan"). In connection with this representation, I have examined such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares, when issued and sold in accordance with the terms of the 1997 Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        By:   /s/ Catherine R. Hardwick
                                              -----------------------------
                                              Catherine R. Hardwick
                                              General Counsel and Secretary

                                    EXHIBIT 5